Exhibit 99-1

VINEYARD NATIONAL BANCORP ANNOUNCES ESTABLISHMENT OF MARIN COUNTY BANKING CENTER

PRESS RELEASE

Rancho Cucamonga, California - September 14, 2005 - Vineyard National Bancorp (NASDAQ:VNBC) (the "Company") and Vineyard Bank (the “Bank”) announced today its initial presence in Northern California with the establishment of a Marin County Banking Center.

Marin County (“Marin”) is part of the Company’s long term strategy to broaden the reach of its product lines and expand the markets in which it serves. As the Marin economy represents approximately 10% of the wealth in California, the Company believes its existing product lines will complement the business professionals and entrepreneurs located in the city of San Rafael and throughout the Marin market. San Rafael is the center of Marin’s business community, which has a total capita income in excess of $3 billion. Marin replicates the market profile the Company sought when implementing its strategy for specialty products in southern California.

Mariano “Marty” Rubino has joined the Bank as Executive Vice President, Managing Director of Northern California operations.  Prior to his arrival, Rubino was President, Chief Operating Officer and Publisher of the Marin Independent Journal, the county’s largest publication. Rubino’s newspaper career spanned over 20 years and included sales and management roles at the Long Beach Press Telegram prior to joining the Independent Journal.  Rubino is very active in civic affairs, currently serving as Vice-Chair for Lifehouse and on the Board of Directors for Bread & Roses.

“We are delighted to have Marty on our team. With his many years of experience working with the public he has earned the confidence and respect of the community and will be a great catalyst for launching our efforts in Marin,” stated Norman Morales, President and Chief Executive Officer.

Joining Rubino and the Bank in this strategic initiative are two well established banking professionals from the Marin area, Michael Popovich and Steven Bordon.

Michael Popovich comes to the Bank as its Senior Vice President, Managing Director of Marin. Popovich brings over 20 years of experience as an entrepreneur in sales and business development in the financial industry. Prior to joining the Bank, Popovich was Vice President of product and business development at Bridger Commercial Funding. Popovich’s previous senior management experience includes various roles at community banks in the Marin marketplace.

Also joining the Marin team is, Steven Borden as Senior Vice President, Senior Relationship Manager of Marin. Borden is a seasoned private banking professional with over 30 years of experience in the financial industry. Prior to joining the Bank, Borden was Managing Director at Northern Trust in Marin, which followed an extensive career in senior management roles also within the Marin community banking market. Borden has many strong community affiliations with organizations such as the Marin Symphony, the San Francisco Archdiocese and the Rotary Club of San Rafael.

The Bank has established a loan production office at 4040 Civic Center Drive in the city of San Rafael, the county seat of Marin. The Company will further extend its reach in the county in early January 2006 when it relocates this office to 1016 Irwin Street and converts it to a full-service banking center.

The Company principally operates within the Inland Empire region of Southern California, and the coastal communities of Los Angeles, Orange and San Diego counties.

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. The Bank operates through eleven full-service branch offices in Los Angeles, Orange, Riverside, San Diego and San Bernardino counties of California, and now three loan production offices located in Anaheim, Carlsbad, and San Rafael California. The Company’s common stock is traded on the Nasdaq National Market System under the symbol “VNBC.”

This press release may contain forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 987-0177 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com